OFFER TO PURCHASE FOR CASH
                         l,000,000 Shares
                   Of Common Stock, Non-Voting
                                Of
                LINCOLN INTERNATIONAL CORPORATION
                        At $0.35 Per Share
                                By
                LINCOLN INTERNATIONAL CORPORATION


_________________________________________________________________


     THE OFFER, WITHDRAWAL RIGHTS, AND THE PRO-RATION PERIOD
   WILL EXPIRE AT _____ O'CLOCK PM, LOUISVILLE, KENTUCKY TIME,
  ON ___________________ __, 1995, UNLESS THE OFFER IS EXTENDED

_________________________________________________________________


     LINCOLN INTERNATIONAL CORPORATION (the "COMPANY") IS OFFERING TO PURCHASE UP TO l,000,000 SHARES OF ITS COMMON, NON-VOTING SHARES FOR CASH AT $0.35 PER SHARE (the "OFFER"). THE OFFER IS NOT CONDITIONED UPON A MINIMUM NUMBER OF SHARES BEING TENDERED. IF MORE THAN l,000,000 SHARES (65% OF THE OUTSTANDING SHARES) ARE VALIDLY TENDERED, THE COMPANY WILL ACCEPT ONLY l,000,000 SHARES, WITH SUCH SHARES PURCHASED, WITH CERTAIN EXCEPTIONS, ON A PRO-RATA BASIS.

     THE COMPANY'S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE OFFER. HOWEVER, NEITHER THE COMPANY NOR THE COMPANY'S BOARD OF DIRECTORS NOR ANY AFFILIATE, OFFICER OR DIRECTOR OF THE COMPANY MAKES ANY RECOMMENDATION AS TO WHETHER ANY SHAREHOLDER SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER, AND EACH SHAREHOLDER MUST MAKE HIS OR HER OWN DECISION AS TO WHETHER TO TENDER SHARES.

     THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE
SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED
UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE
ACCURACY NOR ADEQUACY OF THE INFORMATION CONTAINED IN THIS
DOCUMENT.  ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.




_______________ _______, 1995.










                           INTRODUCTION
                           ------------
TO THE HOLDERS OF COMMON, NON-VOTING
 STOCK OF THE COMPANY

     The Company hereby offers to purchase up to l,000,000 shares of its Common, Non-Voting stock, (the "Shares") at $0.35 per share, net to the seller in cash and without interest, (the "Offer Price") upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal. Each person tendering Shares hereunder will be responsible for paying any stock transfer taxes due in connection with the purchase of their Shares hereunder. Each stockholder who tenders hereunder must tender all Shares that he or she owns. Tenders of less than all Shares owned by the Tenderer will not be accepted.

     This Offer was approved by the Directors of the Company, Mr. Lee Sisney and Mr. Charles Hamilton, on March l5, l995. The Board of Directors determined to make no recommendation to its shareholders with respect to this Offer, and each stockholder should make their own decision as to whether to tender Shares in this Offer, and should review the totality of this Offer to Purchase, and ask such additional questions of the Company as they deem appropriate, in making that decision.

     Messrs. Sisney and Hamilton are equal owners of Drivers & Drovers Diversified, Inc. ("D&D"), a Kentucky corporation, which owns 9l,469 (91.5%) and 287,429 (l8.9%) of the outstanding Voting, and Non-voting, Shares of the Common stock of the Company, respectively. D&D purchased these securities between October l9, l994, and February 2, l995, from sixteen (16) individuals, some of whom were officers and directors of the Company at the time of the purchase.

     The Board of Directors of the Company is making this Offer in an effort to decrease the number of Common, Non-Voting shareholders of the Company to less than 300, with the objective of terminating the Company's registration under the Securities Exchange Act of l934. There are l,537,26l Common, Non-Voting Shares outstanding held by approximately 1,800 shareholders.
Such a termination of registration would entail the termination of the obligation of the Company to file reports with the Securities and Exchange Commission and to provide certain information, financial and otherwise, to its stockholders. Therefore, stockholders should consider whether they wish to continue to remain stockholders of a company that may not provide this type of information to the public and its stockholders.

     At the termination of this Offer, various alternatives are






available to the Company with respect to the non-tendering Shares. The Company could, among other things, take no action, effect another Offer, buy Shares in the sporadic public market, or in negotiated transactions or engage in a reorganization of the Company pursuant to which cash consideration would be given to all shareholders in the reorganization in exchange for their Shares, with the exception of D&D. The result of such a reorganization would be that D&D would become the sole shareholder of the Company, and each shareholder would receive cash in an amount not determined for their Shares. Prices that might be paid for Shares in these procedures could be higher, or lower, than the Offer Price. The Company has not made a decision as to whether to take any action and such a decision will not be made until the termination of this Offer to Purchase. In any such reorganization, stockholders of the Company would have dissenters' rights available to them as a part of that procedure.

     Since Messrs. Sisney and Hamilton have become directors of the Company, the Company's sole remaining consumer finance unit and the Ice Cream Churn store franchise business have been sold. Additionally, the Company has negotiated a ten-year lease with Michigan Livestock Exchange, d/b/a Kentucky Livestock Exchange ("KLE") whereby KLE will lease and operate the livestock auction business at the Company's facilities in Louisville, Kentucky, with the Company to receive rent based upon a minimum amount adjusted according to an agreed-upon schedule. Further, the Company has received an unsolicited offer to purchase its main office facility and parking lot from a Louisville, Kentucky, bank holding company (SY Bancorp) for a purchase price of $800,000. Although discussions are being conducted on this matter, no statement can be made as to whether such an agreement will be entered into. The Board of Directors has made no decision with respect to this unsolicited offer or with regard to the manner in which the remainder of the assets of the Company, including the real estate owned in Louisville, Kentucky, will be used in the future. (See "Purpose and Structure of the Transaction; Plans for the Company").

     Any stockholder desiring to tender Shares in this Offer, should either (i) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions therein and deliver it with the Shares and all other required documents to the Company; or (ii) request his broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him. A stockholder having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if the stockholder desires to tender such Shares. Questions and requests for assistance or additional copies of this Offer may be directed to the Company at Suite 6, l20 Village Square, Middletown, Kentucky, 40243; (502) 245-8814.

     Stockholders are urged to read this Offer to Purchase






carefully before deciding whether to tender their Shares.


                         SPECIAL FACTORS
                         ---------------
BACKGROUND OF THE TRANSACTION.

     The Shares of the Common Non-Voting stock of the Company have never paid a dividend and are not traded nor listed on any stock exchange or public market system. The Common Non-Voting Shares are occasionally quoted in the "pink sheets" by two non-Kentucky brokerage firms with a "bid" and "asked" prices. To management's knowledge, only 947 Shares were reported as traded in l994, at a price of six and one-quarter cents. No Shares have been traded in l995. Since August l, l992, the high and low bid prices in the pink sheets for Shares of the Company's Common Non-Voting stock were as follows:

                                                  Price
                                                  ------
     Period                            Low Bid           High Bid
     -------                           -------           --------
Quarter ended October 3l, l992         $0.0625            $0.l25
Quarter ended January 3l, l993          0.0625             0.l25
Quarter ended April 30, l993            0.0625             0.l25
Quarter ended July 3l, l993             0.0625             0.l25
Quarter ended October 3l, l993          0.0625             0.0625
Quarter ended January 3l, l994          0.0625             0.0625
Quarter ended April 30, l994            0.0625             0.l25
Quarter ended July 3l, l994             0.0625             0.l25
Quarter ended October 3l, l994          0.0625             0.l25
Quarter ended January 3l, l995          0.0625             0.l25
Quarter ended April 30, l995            0.0625             0.l25


     In approximately June of l993, Mr. Sisney and Mr. Hamilton, directors of the Company, and owners of D&D, considered purchasing a significant portion of the Company's assets. In that effort, these persons, along with four other persons, established a Kentucky general partnership in l993, and made an offer to the then management of the Company in January, l994, to purchase the livestock auction assets of the Company, along with the real estate on which it is operated in Louisville, Jefferson County, Kentucky, for the sum of $2,400,000. That offer was contingent, among other things, on the general partnership obtaining suitable financing to effect the purchase and upon the financial condition of this portion of the Company's business being acceptable after due diligence investigation. Management of the Company at that time retained the services of Galloway Appraisal, an independent unaffiliated real estate organization, to appraise the assets of the Company. Galloway provided an Appraisal Report dated December 7, l993, to the Company which






concluded that, in its opinion, the subject assets had a fair market value of $2,800,000 (See "Special
Factors - Purpose and Structure of the Transaction; Plans for the Company"). On January 26, l994, the Board of Directors considered the offer of the general partnership and voted to decline that offer, based upon the Appraisal Report. No further efforts were made by the general partnership to acquire assets from the Company.

     In or around June of l994, Mr. Sisney spoke with Mr. DeCoursey Combs, then President and Chairman of the Board of the Company, concerning the possibility of buying Mr. Combs' stock in the Company. Mr. Combs' indicated his willingness to consider selling, because of his age and recent illnesses in his family. Thereafter, Messrs. Sisney and Hamilton formed D&D to acquire control of the Company and individually spoke with the other two directors of the Company at that time, and with thirteen (13) additional shareholders, negotiating the purchase of their stock in the Company by D&D. D&D is equally owned by Messrs. Sisney and Hamilton. On October l9, l994, D&D purchased 8l,469 (81.5%) and 269,029 (17.6%) of the Common Voting and Common, Non-Voting Shares of the Company for an aggregate purchase price of $471,967. On February 2, l995, D&D bought l0,000 Voting, and l8,400 Non-Voting Common Shares for an aggregate price of $38,400. In these transactions in which D&D obtained control of the Common stock of the Company, the average price paid for each Common Voting Share was $2.00 and for each Common, Non-Voting Share was $l.00.

     The Company, at that time, also entered into an Agreement with Mr. Combs to retain him as a consultant for one (l) year at an annual salary of $25,000 to provide his assistance and advice to the Company in the disposition of its remaining finance operation located in Greensburg, Kentucky, and its interest in the Ice Cream Churn franchise. Mr. Combs' health insurance benefits were continued, as were the lease payments on an automobile for that same period of time. Upon the acquisition of the stock by D&D on October l9, l994, the then directors of the Company resigned and were replaced by Mr. Sisney and Mr. Hamilton. Mr. Combs also resigned as President on that date.

     Since October l9, l994, no officer, director or affiliate of the Company, or D&D has purchased any Shares of the Company, except for the February, l995 purchase by D&D referred to above.

     Preceding October l9, l994, Messrs. Sisney and Hamilton had reviewed the operations of the Company and its business segments. As a result, as directors of the Company, they voted on December l, l994, to sell the remaining finance business assets of the Company to an unaffiliated third party for $673,000. On December 9, l994, the Board of Directors voted to dispose of the Company's interest in its Ice Cream Churn business, due to the amount of






capital that would be required to meet the requirements of the Franchise Agreement that additional stores be opened and operating within various timeframe segments. As a result, on May 5, l995, the Ice Cream Churn business assets and franchise rights of the Company were returned to the franchisor in exchange for $5,000, and a total release of the Company of all future obligations under the Agreement. On March l5, l995, the Board of Directors of the Company determined to make this Offer to its stockholders holding Common Non-Voting Shares, with the objective of terminating its registration under the Securities Exchange Act of l934, as amended (the "Act"), and to pay for Shares tendered in this Offer from funds of the Company (See "Special Factors - Purpose and Structure of the Transaction; Plans for the Company"). Expenses anticipated to be incurred in this Offer are as follows:

     EXPENSES                                AMOUNT
     --------                                -------
Attorneys' fees ........................     $l3,000
Accounting fees ........................       l,000
Printing fees ..........................      ______
Filing fees ............................          70
Mailing expense ........................       2,500
Other ..................................       2,000

          Total                              $______

     In connection with D&D's acquisition of stock of the Company on October l9, l994, D&D borrowed $490,000 from Producers Association, an unaffiliated Kentucky agribusiness cooperative ("Producers"). Producers is managed by MLE. As a part of that borrowing, D&D executed a Promissory Note to Producers which provided that the obligation be secured by 50,001 shares of the Common Voting stock of the Company. D&D could effect payment of the obligation at any time by assigning to Producers one-third (l/3) of the issued and outstanding Shares of D&D at the time of payment, if the consent of Producers was obtained to that manner of payment. If such payment procedure was not implemented by September 30, l996, and the indebtedness had not been paid, then the obligation would convert to a term note with a twenty (20) year amortization of principal with interest payable at eight (8%) percent per year, with all remaining payments being due and payable on September 30, 2006. D&D additionally agreed with Producers to negotiate in good faith toward a contract for KLE to serve as the manager of the livestock auction function of the Company within ninety (90) days of October l9, l994.

     On May l5, l995, D&D agreed to execute an Amended Promissory Note, and Pledge Agreement, with similar terms, except that maturity will occur on May l5, 2005. Also, on July l5, l995, the Company entered into a Lease with MLE to lease the livestock
auction assets of the Company to KLE for ten (l0) years.   The






Company is to receive as rent the indicated percentage of pre-tax profits from these operations for the years specified below:

          YEARS                    PERCENTAGE
          -----                    ----------
          l and 2                       75%
          3 and 4                       25%
          5 through l0                  50%


The monthly rent from July l5, l995, through June l5, l997, shall be a minimum of $l8,000.

KLE will receive a monthly administrative fee of between $2,500 and $3,000 and the Company and KLE will agree upon annual budget and capital expenditures for the operation and will agree to non-compete covenants covering an area within a radius of fifty (50) miles of the facilities. Management will have the right to terminate the arrangement and, upon termination, D&D's obligation to Producers shall be paid in full.

     The union representing Company employees in the livestock auction business have expressed dissatisfaction with the arrangement with MLE who did not retain all such employees and does not consider the employees unionized for its business operations. No formal grievance or complaint has been filed with any labor agency and the Company cannot state what the result would be if one were filed.


DIVERGENT INTEREST WITH RESPECT TO THE OFFER.

     The Board of Directors, consisting of Messrs. Sisney and Hamilton, have divergent interest with respect to the Offer. For example, as directors of the Company, and as the sole shareholders of D&D, these persons have an interest in the Company purchasing Shares at a low price. Whereas, Common Non-Voting shareholders who desire to sell have an interest in selling their Shares at a high price. Additionally, D&D's equity ownership in the Company will increase to the extent that Shares are purchased by the Company in this Offer.


CONSIDERATION BY THE BOARD OF DIRECTORS; FAIRNESS.

     Messrs. Sisney and Hamilton, and the Board of Directors of the Company, consisting of Messrs. Sisney and Hamilton, which unanimously voted in favor of the transaction, and have determined that they consider the terms of the Offer to be fair to, and in the best interest of, the Company's shareholders. No opinions, analyses or reports by independent parties were solicited or obtained in connection with the Offer. Though the






Board determined that it considers the Offer to be fair to the Company's share- holders, neither the Board of Directors, nor Mr. Sisney nor Mr. Hamilton make any recommendation with respect to the Offer. Shareholders should make their own decisions as to whether to accept or reject this Offer.

     In considering the fairness of the Offer to the shareholders, the Board of Directors based its decision upon, among other things, the following factors:

     (l) The relationship of the Offering Price and the historical sales prices for the Common Non-Voting Shares, as
described in "Background of the Transaction".   The fact that the
Offer Price of $0.35 per Share represents a premium of approximately 600% to the $.0.06 per Share sales prices of the Common Non-Voting Shares over the last two years provides the shareholders with the opportunity to dispose of their Shares at prices in excess of those otherwise available to them; and

     (2) The fact that Common Non-Voting shareholders will be able to sell their Shares to the Company without brokers' commissions or other expenses that would typically be incurred in the sale of such Shares through a broker; and

     (3) The fact that there is no active public market for the Shares. Shareholders have very little ability to sell their Shares at this time and the Offer provides a method of disposition not otherwise available; and

     (4) The fact that, to the knowledge of present management of the Company, no other offer, other than that described under "Background of the Transaction" and "Purpose and Structure of the Transaction; Plans for the Company", has been made or furnished to the Company to purchase its assets or its securities by any person. Therefore, there is no evidence of any prospect of a purchase of the Company's Shares by any other persons, and without the Offer, the illiquid nature of the Shares will continue; and

     (5) The fact that, currently, almost all revenue production of the Company arises from an inner-city livestock auction business, one of the few remaining in the Country. Its future in such business is uncertain as changes occur in this market. The Company's real estate is currently structured for a highly specialized use, and costs attendant to changing the nature of such use are thought to be very significant; and

     (6) The fact that the Offering Price approximates the net book value of a Share, as of April 30, l995, which may be considered relevant to the price at which Shares can be disposed of; and







     (7) The fact that no dividends have ever been paid on the Shares, with the result that shareholders have not realized any return on their Shares. The Offer provides a means of disposing of a non-income producing asset in the hands of the Shareholders.

     In considering the fairness of the transaction, the Board of Directors did not find it practical to, and did not, quantify or otherwise assign relevant weights to specific factors considered in reaching its decision. The Board of Directors did not consider going concern, or liquidation values for the Company because it did not have sufficient information, and no independent analysis of opinion, as to such values. The anticipated high demolition costs for the livestock holding and auction facilities were felt to mitigate against the ability to recognize good net value for these assets through liquidation and the Company's experience of annual losses for the last two years and the trends in the Company's specialized industry did not appear to support such a consideration. As stated, the Company did not obtain independent analyses or opinions on these matters.

     The Board of Directors (Messrs. Sisney and Hamilton) determined it believed the Offer is fair to shareholders even though no dissenters' rights exist, no unaffiliated representative was retained to act on behalf of unaffiliated shareholders and no independent directors existed to consider the Offer, as discussed above, and based on the fact that shareholders may accept or decline the Offer.

     It should be noted that, as discussed in "Background of the Transaction", D&D, owned by Messrs. Sisney and Hamilton, paid $l.00 per Share in l994 and early l995 in transactions in which $2.00 was paid for Company voting shares and in which D&D became a controlling person for the Company. Because these transactions were for control of the Company, Messrs. Sisney and Hamilton, and the Board of Directors, did not consider the prices so paid to be indicative of, or relevant to, whether the price of the Offer is fair to shareholders.

     Common Non-Voting stockholders should note that the Offer Price has been established by the Company, which is controlled by Messrs. Sisney and Hamilton, and is not the result of arm's-length negotiations. Additionally, such stockholders should note that the book value of the Company's Shares would be greater if the Company's assets could be sold at the amount specified in the Appraisal Report. However, no facts exist to evidence that these assets could be disposed of for the amount specified in the Appraisal Report.


PURPOSE AND STRUCTURE OF THE TRANSACTION; PLANS FOR THE COMPANY.

     The primary purpose of the Offer is to reduce the number of






holders of record of Common Non-Voting Shares to less than 300 to enable the Company to terminate the registration of its stock under Section l2(g) of the Securities Exchange Act of l934, as amended, and thereby cease to be obligated to file periodic reports under the Act, such as annual reports on Form 10-K and quarterly reports on Form 10-Q. Being a reporting company subject to the reporting and other requirements of the Act imposes significant costs, which the Company seeks to eliminate through the Offer. The Company estimates that it spends approximately $35,000 annually in direct costs complying with the Act's periodic reporting requirements and other requirements associated with Section l2(g) registration. Such direct costs include, among other things, legal fees for periodic reports, legal and printing costs for annual and other reports and certain personnel costs. Such costs and expenses do not include substantial indirect costs in the form of the time and attention of the financial personnel of the Company and other Company officers needed to prepare and review such filings and to comply with other requirements. The Company would expect to no longer to incur these direct expenses if the stock is de-registered. As of _______ __, l995, there were l,537,26l Shares of Common Non-Voting stock outstanding and 1,795 stockholders of record. On the same date, the Company believes there were 643 shareholders who owned less than l00 Shares of the Common Non-Voting stock and l,337 shareholders who owned less than 500 Shares of the Common Non-Voting stock.

     The Offer is not conditioned upon enough Shares being tendered to reduce the number of stockholders to less than 300. Thus, it is possible that after the Offer is terminated, the Company will still be unable to de-register its stock and will still be required to incur the expenses of preparing periodic reports and complying with other requirements of the Act. In such a case, the Company will then determine if other acceptable means are available to reduce the number of its stockholders to less than 300, including the purchase of additional Shares through the brokerage firms who periodically provide a bid and asked price for the Shares, through a reorganization or in privately negotiated transactions. Such additional purchases could be at prices that may be higher or lower than the Offer Price.

     The Company believes that the Offer is the best means available to reduce its number of shareholders to less than 300, before its fiscal year ends on July 3l, l996, and it is required to prepare, based upon regulations promulgated under the Securities Exchange Act of l934, an annual report relating to the l995-l996 fiscal year.

     Another intended purpose of the Offer is to provide a means by which the Common Non-Voting stockholders of the Company may dispose of their Shares at a price the Board of Directors






considers to be fair. In view of the lack of an active trading market for the Shares, and the range of brokerage firms' periodic bid and ask prices, the Offer provides such a alternative in the opinion of management of the Company. If the Offer is successful in allowing the Company to terminate the registration under the Act, it is believed that the brokerage firms' bid and asked pricing for the Shares that has occurred in the past will cease, which would have the effect of limiting further the non-tendering Common Non-Voting stockholders' ability to dispose of their Shares in the future. Additionally, such registration termination will have the effect of reducing the public information available regarding the Company, because it will not longer be required to file reports under the Act.

     To the extent that Common Non-Voting Shares are tendered in the Offer, the percentage of ownership of the Shares by the Company's directors and by D&D will increase. If l,000,000 Shares had been repurchased by the Company at April 30, l995, the net book value, and net earnings, of the Company as of April 30, l995, as represented by Mr. Sisney's and Mr. Hamilton's indirect ownership of securities of the Company would have changed as follows:


                    Current             If l,000,000 Shares
               Indirect Ownership:      Had Been Purchased:
               -------------------      -------------------
Mr. Sisney:    Net book value -         Net book value -
               $53,435 (9.3%)           $l52,927 (26.7%)

               Net earnings -           Net earnings -
               $ 6,834 (9.3%)           $ l9,555 (26.7%)


Mr. Hamilton:  Net book value -         Net book value -
               $53,684 (9.4%)           $l53,568 (26.9%)

               Net earnings -           Net earnings -
               $ 6,863 (9.4%)           $ l9,64l (26.9%)


     The Offer does not require approval of shareholders of the Company. The Offer was approved by the two directors of the Company, Messrs. Sisney and Hamilton, the only directors of the Company. Mr. Sisney is also an employee of the Company. No unaffiliated representative or person was retained by the Company to analyze the Offer, or to represent the interests of the unaffiliated shareholders for purposes of negotiating or determining the terms of the Offer or for preparing a report concerning the fairness of the transaction. At the conclusion of the Offer, the Company will continue to be managed by its current Board of Directors and officers. The Company's business now






principally consists of leasing the livestock auction business, which is conducted from its facilities in Louisville, Jefferson County, Kentucky. Traditionally, the Company has used its contacts with farmers and cattlemen, and its reputation in the industry, as the means of obtaining livestock to be marketed through its auction process at those facilities. The Company used a number of commission agents whose function was to use their contacts and relationships with farmers to induce them to utilize the Company's services.

     However, as indicated under "Special Factors - Background of the Transaction", the Company has entered into a ten-year Lease with MLE, an unaffiliated cooperative organization, under which that Organization assumed control of the livestock auction services of the Company, paying the Company a rent based upon a percentage of pre-tax profits from the auction business. The number of head of livestock utilizing the Company's facility has decreased over the last two years. MLE is located in East Lansing, Michigan, and has extensive experience and contacts in the cattle business, managing over 50 livestock auctions or buying stations. Management believes that KLE has the ability to increase the number of livestock utilizing the Company's auction facilities. The Lease also provides that KLE will operate the Company's vehicle-washing facility and the Lease is cancelable by Lessor upon six month prior written notice to KLE.

     The Company's livestock auction facilities occupy approximately l4 acres of the 22 acres owned by the Company in Louisville, Kentucky. The facility consists of a two-story main office building with a two-story livestock storage and auction facility at the back of it, a vehicle-washing facility and one warehouse. The building and auction facilities are principally constructed of concrete, concrete-block and brick, with some wood improvements. The building and the livestock facilities were erected between l908 and l924.

     Most of the remaining acres were purchased from a railroad company and are gravel road-bed and transit areas. Portions of the property are located in a Zone B flood plain area.

     As indicated in "Special Factors - Background of the Transaction", prior management of the Company obtained an Appraisal Report of the properties which now compose the Company's sole properties from Galloway Appraisal, an unaffiliated real estate appraisal organization located in Louisville, Kentucky. The Appraisal was conducted by Ronald L. Galloway, MAI, a Kentucky certified general appraiser and Patricia G. Brown, SRA, a Kentucky certified general appraiser. Current management is not aware of the process by which Galloway was selected.

     Current management has reviewed that Appraisal Report and






considered its conclusion in making their determination that the Offer is fair to shareholders. Current management is of the opinion that due to the special character of the Company's property, the conclusion of the Report that the property has a fair market value of $2,800,000 is subject to question. On a per share basis, without considering the Company's mortgage debt of approximately $730,000, this $2,800,000 equates to approximately $l.74 per share, and $l.28 per share giving consideration to the mortgage debt. Considering all of the Company's long-term debt, it would equate to $l.08 per share. The Report utilized an income and comparable sales approach in reaching its conclusion. The Report utilized comparable sales for the Company's offices and warehouses and an income approach was for the livestock pens and holding areas, no comparables being available. The income approach portion was based upon the operations of the Company in late l993, which have decreased since that time. The amount of space rented in the Company's property and the number of head of livestock utilizing the Company's auction facility has decreased. In fact, there is an increasing trend within the livestock industry for farmers to sell their livestock directly to slaughter houses or dealers, by-passing the auction process. Since June l993, the Company has experienced an average annual sales decrease of 6,288 feeder cattle, 675 slaughter cattle and 3,437 hogs. The average annual decrease in space rented for that same period was approximately l0% per year.

     Management believes that the Company's livestock auction facilities are now singularly suited only for the purpose for which they are currently utilized. That is, a livestock auction business. While a portion of the facilities might be rented or used for storage, or similar purposes, a great percentage are of concrete or concrete block or brick construction which do not
suit them to any other purpose.    As to alternative use,
management believes that the cost of demolition and excavation of the present facilities in order to construct alternative facilities could approximate $l,500,000 to $2,000,000.
Management has obtained no independent report or analysis for such a demolition and excavation project, but because of the entrenched and disbursed character of the facilities, management believes the process would be labor and time intensive, thereby entailing significant expense.

     With respect to the approximate 5-l/2 acres of vacant land located at the Company livestock auction facilities, a portion are adjacent to Beargrass Creek and within a flood plain. The property was formally a railway roadbed for numerous tracks and is now used for parking, ingress and egress and a turn around area for vehicles.

     Management has not undertaken to determine whether there are potential purchasers of either its improved or unimproved properties, nor has it had conducted another appraisal of the






properties themselves. Various unrelated parties have previously expressed unsolicited interest in either utilizing or acquiring portions of the Company's properties. None of these indications of interest resulted in specific proposals or terms. On August l0, l995, the Company received an unsolicited draft Agreement to Purchase the Company's principal office facilities, with parking lot and attached office building, from SY Bancorp, Inc., a Kentucky bank holding company for $800,000. The Agreement contained numerous contingencies, including obtaining governmental permission for the purchaser to build a ped-way to the facilities and the lack of environmental problems. The Agreement also contained provisions for the Company to lease back l0,200 square feet of the facility, at $8.00 per square foot, annually for five years. The Board of Directors is considering the proposal and is engaging in discussions with the bank holding company on the matter. No decision has been reached and no date is specified as to a date by which the Agreement must be executed and the Board of Directors cannot make any statement as to whether such an Agreement, or under what terms such an Agreement, might be entered into in the future.

     With the leasing of the livestock auction facilities to KLE, if the Company's principal office facility was sold, the Company would then retain approximately 769 acres not used in the auction business.

     While it might be possible to lease or sell portions of the Company's remaining property to persons having need of property with a specialized location, or for other specialized purposes, management is not aware of any potential purchasers or users of this remaining property, and no statement can be made as to what use, if any, the Company could, or will, make of the property.

     A copy of the Appraisal Report will be made available for inspection and copying at the principal executive offices of the Company during its regular business hours by any interested shareholder, or his representative designated in writing, or a copy of such Report will be provided to any such person upon written request and at the expense of the requesting person(s).


                            THE OFFER
                            ---------
TERMS OF THE OFFER.

     Upon the terms and subject to the conditions of the Offer, (including, if the Offer is extended or amended, the terms of any such extension or amendment), the Company will accept for payment and pay for up to 1,000,000 Shares validly tendered on or prior to the Expiration Date, and not withdrawn in accordance with the Offer. The term "Expiration Date" shall mean _________ o'clock PM, Louisville, Kentucky time, on __________________ __, l995,






unless the Company in its sole discretion shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by the Company, shall expire.

     The Offer Price is $.35 per Share.

     The Offer is conditioned on satisfaction of certain conditions as set forth herein. The Company reserves the right (but shall not be obligated), in its sole discretion and for any reason, to waive any and all of such conditions. If by the Expiration Date, any or all of such conditions have not been satisfied or waived, the Company reserves the right (but shall not be obligated) to (i) decline to purchase any of the Shares tendered and terminate the Offer; (ii) waive all of the unsatisfied conditions and, subject to complying with applicable rules and regulations of the Securities and Exchange Commission, purchase all Shares validly tendered; (iii) extend the Offer and, subject to the right of Common Non-Voting stockholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended; or (iv) amend the Offer.

     Drivers & Drovers Diversified, Inc., a controlling corporation for the Company which is owned equally by Messrs. Sisney and Hamilton, owns 287,429 (l8.9%) of the Common Non-Voting Shares and has indicated that it does not intend to tender those Shares in the Offer. Also, Mr. Hamilton owns 600 of the Shares and has indicated that he does not intend to tender these Shares.


PRO-RATION; ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

     If the number of Shares validly tendered prior to the Expiration Date and not withdrawn is not more than l,000,000, the Company, upon the terms and subject to the conditions of the Offer, will accept for payment all Shares so tendered.

     If the number of Shares validly tendered and not withdrawn prior to the Expiration Date is more than l,000,0000 Shares, the Company, upon the terms and subject to the conditions of the Offer, unless the Offer is amended or extended, will accept for payment only l,000,000 Shares, with such Shares purchased on a pro-rata basis; provided, however, that all persons tendering all Shares owned by them and who own less than l00 Shares of the Company shall have all of their Shares purchased before pro-ration is applied to the remaining tendering shareholders.

     In the event that pro-ration of tendered Shares is required, the Company will determine the final pro-ration factor as promptly as practicable after the Expiration Date.






     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Company will accept for payment, and will pay for, Shares validly tendered and not withdrawn in accordance with the Offer, as promptly as practicable following the Expiration Date. In all cases, payment for Shares purchased to the Offer will be made only after timely receipt by the Company of a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal.

     For purposes of the Offer, the Company shall be deemed to have accepted for payment (and thereby purchase) tendered Shares when, as and if, the Company, by action of its Board of Directors, votes for the acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares pursuant to the Offer will in all cases be made by forwarding the requisite purchase price to the tendering shareholder. Under no circumstances will interest be paid on the purchase price by reason of any delay in making payment.

     If, prior to the Expiration Date, the Company shall increase the consideration offered to shareholders pursuant to the Offer, such increase shall be paid for all Shares accepted for payment pursuant to the Offer, whether or not such Shares were tendered prior to such increase.

     The Company reserves the right to transfer or assign, at any time, and from time to time, in whole or in part, to one or more affiliates or direct or indirect subsidiaries of the Company, the right to purchase Shares tendered pursuant to the Offer, but no such transfer or assignment will relieve the Company of its obligations under the Offer or prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

     If any Shares are not properly tendered, the Company will attempt to contact the stockholder in order to assist him or her to make a proper tender. The Company can give no assurance however, that it will have the time or personnel to contact each shareholder who may not properly tender Shares. Any Shares not properly tendered by the Expiration Date, will be returned to the tendering stockholder as promptly as practicable after the expiration of the Offer.


PROCEDURE FOR TENDERING SHARES.

     For Shares to be properly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal, and any other documents required by the Letter of Transmittal, must






be received by the Company at Suite 6, l20 Village Square, Middletown, Kentucky, 40243, on or prior to the Expiration Date.
In order for a tendering stockholder to participate in the Offer, Shares must be validly tendered and not withdrawn prior to the Expiration Date, which is ________ o'clock PM, Louisville,
Kentucky time, on _______  ___, l995 (unless extended).

     The method of delivery of the Letter of Transmittal and all other required documents is at the option and risk of the tendering shareholder, and delivery will be deemed to be made only when actually received by the Company. If delivery is by mail, registered mail, with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to insure timely delivery.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares pursuant to the procedures described above, will be determined by the Company, in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any and all tenders if not in proper form or if acceptance of, or payment for, the Shares tendered may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the right to waive any defect or irregularity in any tender with respect to any particular Shares of any particular stockholder, and the Company's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto), will be final and binding.

     A tender of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering shareholder and the Company upon the terms and subject to the conditions of the Offer, including the tendering shareholder's representation and warranty that such shareholder owns the Shares being tendered.


WITHDRAWAL RIGHTS.

     Except as provided in the Offer, all tenders of Shares pursuant to the Offer are irrevocable, provided that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless accepted for payment as provided in this Offer to Purchase, may also be withdrawn at any time after forty (40) business days from the commencement of this Offer.

     For withdrawal to be effective, a written or facsimile transmission of Notice of Withdrawal must be timely received by the Company at Suite 6, l20 Village Square, Middletown, Kentucky, 40243. Any such Notice of Withdrawal must specify the name of






the person who tendered the Shares to be withdrawn and must be signed by the person(s) who signed the Letter of Transmittal in the same manner as the Letter of Transmittal was signed. The signature(s) on the Notice of Withdrawal must be guaranteed by an
eligible      signature guaranty institution (a bank, stock
brokerage firm, savings and loan association or credit union with membership in an approved signature guaranty medallion program).


EXTENSION OF TENDER PERIOD; TERMINATION AND AMENDMENT.

     The Company expressly reserves the right, in its sole discretion, at any time and from time to time: (i) To extend the period of time during which the Offer is open and thereby delay acceptance for payments of, and the payment for, any Shares by giving oral or written notice of such extension to all Common Non-Voting shareholders (during any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer); (ii) determine to terminate the Offer and not accept for payment any Shares not theretofore accepted for payment or paid for by giving oral or written notice of such termination to Common Non-Voting shareholders; (iii) upon the occurrence of any of the conditions specified in the Offer, delay the acceptance for payment of, or payment for, any Shares not theretofore accepted for payment or paid for, by giving oral or written notice of such termination or delay to Common Non-Voting shareholders; and (iv) to amend the Offer in any respect (including, without limitation by increasing or decreasing the number of Shares being sought in the Offer) by giving oral written notice of such amendment to Common Non-Voting shareholders.

     If the Company extends the Offer, or if the Company (whether before or after its acceptance for payments of Shares) is delayed in its payment for Shares or is unable to pay for Shares pursuant to the Offer for any reason, then without prejudice to the Company's rights under the Offer, the Company may retain the Shares, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in the Offer. However, the ability of the Company to delay payment for Shares that the Company has accepted for payment is limited by Rule l4e-1(c) under the Securities Exchange Act of l934, as amended, which requires that the Company pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of the Offer.

     In effecting a material change in the Offer, or the information concerning the Offer, the Company will comply with the Securities and Exchange Commission's Rules and Regulations. Those Rules require that, among other things, the minimum period during which an Offer must remain open following a material






change in the terms of the Offer or information concerning the Offer, other than a change in price or percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the change in the terms or information. With respect to a change in price or percentage of securities sought, a minimum of ten (10) business days is required to allow for adequate dissemination to security holders and appropriate response.

     Following the termination of the Offer, the Company may make an Offer for Shares not tendered in this Offer, which may be on terms similar or different to those described in the Offer.
There is no assurance that, following the Expiration Date, the Company will make another offer for Shares not tendered in the Offer.


SOURCE OF FUNDS.

     The Company intends to use funds which it now holds to effect this Offer, and to pay for Shares, and no borrowings for this purpose are intended. If l,000,000 Shares are tendered, total consideration paid will be $350,000.




































CONDITIONS ON THE OFFER.

     The obligation of the Company to complete the purchase of tendered Shares is subject to each and all the following conditions:

          (i) There shall not be threatened, instituted or pending any action or proceeding before any domestic or foreign court or governmental agency or other regulatory or administrative agency or commission;

               (a) challenging the acquisition by the Company of the Shares, seeking to restrain or prohibit the making or consummation of the Offer, seeking to obtain any material damages or otherwise directly or indirectly relating to the transactions contemplated by the Offer;

               (b) seeking to prohibit or restrict the Company's ownership or operation of any material portion of the Company's business or assets, to compel the Company to dispose of or hold separate all or any portion of its business or assets as a result of the Offer;

               (c) seeking to make the payment of, or payment for, some or all of the Shares illegal;

               (d) resulting in a delay of the ability of the Company to accept for payment or pay for some or all of the Shares;

               (e) imposing material limitations on the ability of the Company effectively to acquire or hold or exercise full ownership of the Shares;

               (f) which, in the sole judgment of the Company, could materially or adversely effect the treatment of the Offer for Federal income tax purposes;

               (g) which otherwise is reasonably likely to materially effect in an adverse manner the Company or the value of the Shares or;

               (h) which imposes any material condition unacceptable to the Company;

          (ii) No statute, rule, regulation or order shall be enacted, promulgated, entered or deem applicable to the Offer, no legislation shall be pending and no other action shall have been taken, posed or threatened or






          any domestic governmental authority or by any court, domestic or foreign, which in the sole judgment of the Company, is likely, directly or indirectly, to result in any of the consequences referred to in paragraph (i) above; and

          (iii) There shall not have occurred any declaration of a banking moratorium or any suspension of payments with respect to banks in the United States, or the commencement of a war, armed hostilities or other international or national calamity effecting the United States.

     The foregoing conditions are for the sole benefit of the Company. The conditions may be waived by the Company at any time, and from time to time, in its sole discretion. Any determination by the Company will be final and binding on the parties.


FEES AND EXPENSES.

     Assuming l,000,000 Shares are tendered and accepted for payment, expenses of the Offer (exclusive of the purchase price of the Shares) are estimated at $_________: including legal and accounting fees and expenses ($l4,000), printing ($_______), filing fees ($70.00), distribution of Offer materials ($2,500), and miscellaneous ($2,000).


NO DISSENTERS' RIGHTS.

     Under Kentucky law, no stockholder has any right to have their Shares appraised or redeemed in connection with or as a result of the Offer. Each stockholder has the opportunity to make an individual decision on whether or not to accept the Offer. Under applicable law, each stockholder has a right, upon reasonable written request, to inspect and copy the corporate documents, if for a valid and proper purpose.


FEDERAL INCOME TAX CONSEQUENCES.

     The tender of Shares for cash will be treated for Federal income tax purposes as a taxable sale of the tendered Shares.
The particular tax consequences of a tender for a stockholder will depend upon factors relating to that stockholder's tax situation, including the stockholder's tax basis in his or her Shares and whether the stockholder will be able to utilize any capital losses that might result from the sale of the Shares. To the extent that a stockholder recognizes a capital loss, such loss can be applied to offset capital gains from other sources.






Any capital losses that are not currently used can be carried forward and used in subsequent years. BECAUSE THE INCOME TAX CONSEQUENCES TO A TENDER OF SHARES WILL NOT BE THE SAME FOR ALL SHAREHOLDERS, SHAREHOLDERS CONSIDERING TENDERING THEIR SHARES SHOULD CONSULT WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THEIR OWN TAX SITUATIONS, AND RELY SOLELY UPON THEIR ADVICE.



                          MISCELLANEOUS
                          -------------
     This Offer is being made to all stockholders of Common Non-Voting Shares of the Company; provided, however, that the Offer is not being made (or tenders being accepted from or on behalf of) to shareholders in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. The Company is not aware of any jurisdiction within the United States in which the making of the Offer or the acceptance thereof would be illegal. However, if any such jurisdiction exists, the Company may, in its discretion, take such actions as it deems necessary to make the Offer in such jurisdiction.


                 EFFECT OF OFFER OF NON-TENDERING
                 --------------------------------
                  COMMON NON-VOTING SHAREHOLDERS
                  ------------------------------
CONTROL OF THE COMPANY - D&D will continue to control the
Company, at the termination of the Offer, through its ownership of over fifty (50%) percent of the Voting stock of the Company.


EFFECT ON TRADING MARKET - No public market for the Shares exists, but the Shares are sporadically listed on the pink sheets by one or two brokerage firms. If the Offer is successful in reducing the number of Common Non-Voting shareholders to less than 300 at July 3l, l995, then it is believed that the pink sheet listing will cease to exist.


COMPANY BUSINESS - The Offer will not materially effect the operation of the properties owned by the Company since the Company will continue to own those properties regardless of the outcome of the Offer. At the termination of the Offer, the Company will have various options available to it for future action with respect to shareholders, including other purchases either in the open market or on a negotiated basis, or additional offers to shareholders. Additionally, the Company could affect a reorganization pursuant to which all shareholders cease to be shareholders of the Company and instead had the right to receive cash for their Shares. The Company is aware of its options in






this respect but has made no decision to utilize any particular action, or any action. Subsequent to this Offer, if the Company determines to pursue any of these alternatives, the prices at which any additional offer or purchases, or which a shareholder could receive for his Shares in a reorganization, cannot be determined at this time, and could be more than, or less than, the price of this Offer. In any reorganization that the Company might undertake, shareholders would have dissenters' rights available to them, pursuant to which they could utilize the procedure of voting against and dissenting from such a reorganization and seeking a determination as to the "Fair Value" of their Shares under Kentucky law.


                       RELATED TRANSACTIONS
                       --------------------
CONTROL OF THE COMPANY.

     The Company is controlled by Drivers & Drovers Diversified,
Inc., a Kentucky Corporation, that is equally owned by Lee Sisney and Charles Hamilton, who serve as Directors of the Company, and as President and Chairman of the Board of the Company, respectively. See "Special Factors - Background of the
Transaction".


COMPENSATION BY THE COMPANY.

     Mr. Sisney serves as an employee of the Company, and receives annual compensation from the Company in the amount of $55,000. No other compensation or remuneration is received by either Mr. Sisney or Mr. Hamilton from the Company.

     No person has been authorized to give any information or to make any representation on behalf of the Company not contained herein or in the Letter of Transmittal and if given or made, such information or representation must be not be relied on as having been authorized.




                              LINCOLN INTERNATIONAL CORPORATION
                              Suite 6 - l20 Village Center
                              Middletown, Kentucky   40243


                              By ________________________________
                                   Lee Sisney, President


_____________________ __, l995.
